EXHIBIT 1 – JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.0001 par value, of LANTRONIX, INC. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 7th day of October, 2013.

WILLIAM J. NASGOVITZ	HEARTLAND ADVISORS, INC.

By: /s/ PAUL T. BESTE	By: /s/ PAUL T. BESTE
Paul T. Beste	Paul T. Beste
As Attorney in Fact for William J. Nasgovitz	Chief Operating Officer
(Pursuant to Power of Attorney previously filed)